EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Pharmaceutical Resources, Inc. on Form S-3 of our report dated March 11, 2003, appearing in the Annual Report on Form 10-K of Pharmaceutical Resources, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Parsipanny, New Jersey
December 24, 2003